As filed with the Securities and Exchange Commission on August 29, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ELDORADO ARTESIAN SPRINGS, INC.
(Exact name of registrant as specified in its charter)

Colorado	84-0907853
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1783 Dogwood Street
Louisville, Colorado 80027
(303) 499-1316
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Eldorado Artesian Springs, Inc.
2008 Incentive Stock Plan
(Full title of the plan(s))

Cathleen Shoenfeld
Chief Financial Officer
Eldorado Artesian Springs, Inc.
1783 Dogwood Street
Louisville, Colorado 80027
(303) 499-1316
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including all communications sent to the agent for service should be sent to:
Adam D. Averbach, Esq.
Berenbaum, Weinshienk & Eason, P.C.
370 Seventeenth Street, 48th Floor
Denver, Colorado 80202
(303) 825-0800
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to	Offering Price	Aggregate Offering	Amount of
Title of Securities to be Registered	be Registered	Per Share	Price	Registration Fee
Common Stock, $0.001 par value, reserved for issuance under the 2008 Incentive Stock Plan	2,000,000 shares (1)	$1.70 - $1.80 (2)	$3,405,000	$133.82

(1)	Includes an indeterminate number of additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) that may be issued to adjust the number of shares issued pursuant to such employee benefit plan as a result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The offering price per share and the aggregate offering price are based upon (a) with respect to shares subject to outstanding options granted under the 2008 Incentive Stock Plan, the weighted average exercise price ($1.80) for such outstanding options pursuant to Rule 457(h) under the Securities Act; and (b) with respect to shares available for future grant under the 2008 Incentive Stock Plan, the average ($1.70) of the high ($1.80) and low ($1.70) sales prices of the Registrant’s Common Stock on the Over-the-Counter Bulletin Board on August 25, 2008.
In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, this Registration Statement will become effective upon filing with the Securities and Exchange Commission.
The chart below details the calculations of the registration fee:

	Number	Offering Price	Aggregate	Amount of
Securities	of Shares	Per Share	Offering Price	Registration Fee
Shares reserved for issuance under the 2008 Incentive Stock Plan	1,950,000	$1.70	$3,315,000	$130.28
Shares issuable pursuant to outstanding options under the 2008 Incentive Stock Plan	50,000	$1.80	$90,000	$3.54
Total				$133.82

EXPLANATORY NOTE
     Eldorado Artesian Springs, Inc. (the “Company”) is filing this Registration Statement to register 2,000,000 shares of its Common Stock for issuance pursuant to the Eldorado Artesian Springs, Inc. 2008 Incentive Stock Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I will be sent or given to employees participating in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

2

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents, filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:
(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2008;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008;

(c)	The Company’s Definitive Proxy Statement for the Annual Meeting of Shareholders held on August 26, 2008;

(d)	The Company’s Current Reports on Form 8-K filed on August 1, 2008;

(e)	The description of the Company’s Common Stock contained in the registration statement on Form SB-2/A filed with the Securities and Exchange Commission on November 21, 2000 (File No. 333-68553); and

(f)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (a) above.
     In addition to the foregoing, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, (other than those “furnished” pursuant to Item 2.02, Item 7.01 or disclosure made in accordance with Regulation FD on Item 8.01 in any Current Report on Form 8-K or other information “furnished” to the Commission), prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been issued or that deregisters all securities offered then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Officers and Directors
     Section 7-108-402 of the Colorado Business Corporation Act (the “Act”) provides, generally, that the articles of incorporation of a Colorado corporation may eliminate or limit the personal liability of a director to the corporation or to its shareholders for monetary damages for fiduciary duty as a director, except that any such provision shall not eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for (i) any breach of the director’s duty of loyalty to the corporation or to its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (relating to unlawful distributions), or (iv) any transaction from which the director directly or indirectly derived an improper personal benefit. Additionally, no such provision shall eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any act or omission occurring before the date when such provision becomes effective. Our articles of incorporation contain a provision eliminating liability as permitted by the statute.
     Section 7-109-103 of the Act provides that a Colorado corporation must indemnify a person (i) who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee or fiduciary or agent of another corporation or other entity or of any employee benefit plan (a “Director’) or officer of the corporation and (ii) who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation’s articles of incorporation. Our articles of incorporation do not contain any such limitation.
     Section 7-109-102 of the Act provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person’s conduct was in the corporation’s best interests and, in all other cases, his conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. Our articles of incorporation and our bylaws provide for such indemnification. A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.
     Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a director and may indemnify such a person who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. Our articles of incorporation and bylaws provide for indemnification of our officers, employees and agents to the same extent as its directors.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     The following exhibits are filed as part of this Registration Statement:

EXHIBIT
NUMBER	DESCRIPTION
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Eldorado’s Form SB-2/A (Registration Statement No. 333-68553) filed with the Securities and Exchange Commission on November 21, 2000).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Eldorado’s Form SB-2/A (Registration Statement No. 333-68553) filed with the Securities and Exchange Commission on July 2, 1999).

EXHIBIT
NUMBER	DESCRIPTION
4.3	2008 Incentive Stock Plan (incorporated by reference to Annex A to Eldorado’s Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on August 26, 2008).

5.1	Opinion of Berenbaum, Weinshienk & Eason, P.C. as to the legality of the Common Stock being registered.

23.1	Consent of Berenbaum, Weinshienk & Eason, P.C. (included in Exhibit 5.1).

23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC

24	Power of Attorney (included in the signature page).
Item 9. Undertakings
A. Subsequent Disclosure.
     The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;
provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Incorporation By Reference.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Commission Position On Indemnification.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Colorado, on August 29, 2008.

ELDORADO ARTESIAN SPRINGS, INC.
By:	/s/ DOUGLAS A. LARSON
Douglas A. Larson President

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas A. Larson and Cathleen Shoenfeld, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the registration statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Date: August 29, 2008	/s/ DOUGLAS A. LARSON Douglas A. Larson President (Principal Executive Officer) and Director

Date: August 29, 2008	/s/ CATHLEEN SHOENFELD Cathleen Shoenfeld Chief Financial Officer (Principal Financial and Accounting Officer)

Date: August 29, 2008	/s/ KEVIN M. SIPPLE Kevin M. Sipple Vice President, Corporate Secretary and Director

Date: August 29, 2008	/s/ JEREMY S. MARTIN Jeremy S. Martin Vice President and Director

Date: August 29, 2008	/s/ GEORGE J. SCHMITT George J. Schmitt Director

Date: August 29, 2008	/s/ J. ROSS COLBERT J. Ross Colbert Director

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Eldorado’s Form SB-2/A (Registration Statement No. 333-68553) filed with the Securities and Exchange Commission on November 21, 2000).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Eldorado’s Form SB-2/A (Registration Statement No. 333-68553) filed with the Securities and Exchange Commission on July 2, 1999).

4.3	2008 Incentive Stock Plan (incorporated by reference to Annex A to Eldorado’s Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on August 26, 2008).

5.1	Opinion of Berenbaum, Weinshienk & Eason, P.C. as to the legality of the Common Stock being registered.

23.1	Consent of Berenbaum, Weinshienk & Eason, P.C. (included in Exhibit 5.1).

23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC

24	Power of Attorney (included in the signature page).